Exhibit 99.1

Contact: Jim Radosevich
 Vice President, Corporate Finance & Investor Relations
  Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Reports Preliminary Fourth Quarter and Full Year Results
Company reports fourth quarter EPS of $0.37 and full-year EPS of $0.58

Barrington, IL, February 16, 2006 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced its preliminary fourth quarter results, pending completion of our annual goodwill impairment testing, which includes receipt of a third-party valuation.

Fourth Quarter Overview

•	New business revenue was $32.0 million, down 25.7% from fourth quarter 2004

•	Renewal revenue decreased 10.0% from the prior year period to $45.5 million

•	Operating income totaled $16.8 million, down 24.8% from the same period in 2004

•	Net income declined 38.7% from fourth quarter 2004, to $6.5 million, or $0.37 per share

•	Amortization, a non-cash charge, was $3.9 million, which equates to $0.22 per share on a pre-tax basis

•
During the quarter the Company acquired Stratford Advisory Group, a Chicago-based institutional investment consulting firm; and MedEx, one of the nations top five non-direct providers of wholesale medical stop loss insurance

•	The Company used its free cash flow to fund the Stratford and MedEx acquisitions, reduce outstanding debt, repurchase shares and pay a quarterly dividend

Financial Summary of Operations ($ in millions except EPS)
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004		2005	2004
Total Revenue	$77.5	$93.6		$273.8	$315.6
Operating Income	16.8	22.3		37.1	52.9
Net income	6.5	10.6		10.6	18.2
EPS (Diluted)	$0.37	$0.57		$0.58	$0.97
			as of	12/31/05	12/31/04
Unrestricted Cash				$5.1	$23.2
Restricted Cash *				7.8	12.0
Trust Preferred Debt				45.0	45.0
Other Recourse Debt				5.7	4.7
Non-Recourse Debt **				254.6	274.8
Recourse Debt/Capitalization ratio				15.8%	15.4%
Total Debt/Capitalization ratio				53.1%	54.2%

* cash that is designated for the Company’s principal, interest and maintenance payments on its securitization

** debt incurred as a result of a securitization of specified inforce revenues, which is non-recourse to the Company’s general assets

Fourth Quarter Results

New business revenue during fourth quarter 2005 decreased 25.7% to $32.0 million compared to $43.1 million in the prior year period. The majority of the shortfall in first-year revenue was from the Company’s Banking Practice, which traditionally comprises the largest share of the Company’s fourth quarter revenue. Renewal revenues in the fourth quarter totaled $45.5 million, a decrease of 10.0% from fourth quarter 2004. Renewal revenue was expected to be lower in 2005 as compared to the previous year due to scheduled changes in commission rates on existing inforce business.

Quarterly results ($ millions)	12/31/05	12/31/04	Difference	% Change
New business	$32.0	$43.1	- $11.1	- 25.7%
Renewals	$45.5	$50.6	- $5.1	- 10.0%

Commission expense as a percent of revenue was 18.2% as compared to 22.6% in fourth quarter 2004. Operating expenses decreased 6.3% to $42.7 million from $45.6 million in the prior year’s period. Operating income decreased 24.8% to $16.8 million from $22.3 million in the same period last year. Net income was $6.5 million, or $0.37 per diluted share, versus net income of $10.6 million, or $0.57 per diluted share, in fourth quarter 2004. Net income for fourth quarter 2005 includes the effects of a 43.1% tax rate as compared to a tax rate of 37.0% in the fourth quarter of 2004. The effective tax rate going forward is expected to be approximately 41%.

Tom Wamberg, Chairman and CEO of Clark Consulting noted, “Our primary challenge continues to be generating new insurance-based revenue. The continued flattening of the yield curve has affected our ability to drive new sales, particularly in the banking market, which has traditionally produced the majority of our fourth quarter revenue.”

Tom Pyra, President and Chief Operating Officer added, “Fourth quarter performance also reflects the third quarter 2005 departures of several consultants at Pearl Meyer & Partners. However, under the leadership of Joe Rich, our existing client base has stabilized and demand for new engagements continues to be strong.”

Full Year Results

For the twelve months ended December 31, 2005, total revenues were $273.8 million, a decrease of 13.2% from $315.6 million in 2004. New business revenues were $131.0 million, a 17.2% decrease from 2004. Renewal and other recurring revenues were $142.8 million, as compared to $157.5 million in 2004. Operating income decreased 29.9% to $37.1 million as compared to $52.9 million for 2004. Full-year net income was $10.6 million, or $0.58 per share, a 41.6% decrease from net income of $18.2 million or $0.97 per share in 2004. The effective income tax rate for 2005 was 38.5%, reflecting the impact of the tax-free death benefit received, as compared to a rate of 38.2% for 2004.

Cash Generation and Uses of Cash

The Company continues to generate strong cash flow relative to GAAP earnings. Reported earnings include full-year amortization expense of $15.4 million. The amortization expense on a pre-tax basis equates to $0.84 per share. In addition, the Company recorded GAAP income tax expense for the year of $6.6 million, but paid only $200 thousand of cash taxes during the year, the difference equating to $0.35 per share.

During the year, the Company paid off $19.2 million in debt. In addition, the Company purchased 865,600 of its own shares for $13.9 million and declared dividends totaling $4.3 million. Quarterly dividends are expected to continue going forward. The Company also used its free cash flow to finance $10.0 million of acquisitions in 2005 plus earn out payments on prior acquisitions of $10.0 million.

Recent Events

On January 27, 2006 Clark Consulting announced the formation of a new business practice, Clark Benson, which will concentrate on the rapidly growing financial planning, wealth transfer and employee benefits markets. This subsidiary will be headed by James M. Benson, the former President and CEO of John Hancock Life Insurance Company, a division of Manulife Financial. Mr. Benson will have a 25% ownership stake in Clark Benson, and acquisition and working capital will be provided by Clark Consulting.

Outlook

“Although we are confident about the long-term opportunities that lie ahead for our company, we feel it necessary to caution that current business conditions remain difficult,” stated Tom Wamberg. “We continue to streamline our core operations and are well positioned for future growth. However we have not yet seen a ramp-up in COLI sales based on an improved legislative environment, and we continue to feel the impact of a flat yield curve on BOLI sales. Further, the Pearl Meyer & Partners practice will contribute less in 2006 than 2005 due to the departure of several consultants, and we will incur start-up costs with our Clark Benson operations with only modest revenue expectations for 2006.”

Mr. Wamberg continued, “Our growth initiatives include the development of a BOLI product that is attractive even in the current flat yield curve environment, acquisitions we completed this past quarter, other core acquisitions in the pipeline and expected acquisitions from Clark Benson, which is expected to be a future growth driver for the Company.”

A conference call discussing the Company’s fourth quarter 2005 results will take place this morning, February 16, 2006 at 10:00am CST. The call will be webcast live and can be listened to by accessing the Company’s website at www.clarkconsulting.com.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

# # #

CLARK, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	December 31,	December 31,
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$5,077	$23,199
Restricted cash	7,799	12,020
Accounts and notes receivable, net	36,893	44,388
Prepaid income taxes	3,845	1,479
Deferred tax assets	-	782
Other current assets	3,527	2,445
Total Current Assets	57,141	84,313

Intangible Assets, net	582,544	584,246
Equipment and Leasehold Improvements, net	12,276	12,140
Other Assets	22,552	20,594
Total Assets	$674,513	$701,293

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$4,243	$3,886
Accrued liabilities	40,051	54,145
Deferred revenue	2,469	2,268
Deferred tax liabilities	186	-
Recourse debt maturing within one year	3,730	1,295
Non-recourse debt maturing within one year	16,299	13,632
Total Current Liabilities	66,978	75,226

Trust Preferred Debt	45,000	45,000
Long-Term Recourse Debt	1,998	3,427
Long-Term Non-Recourse Debt	238,296	261,195
Deferred Tax Liabilities	33,022	24,752
Deferred Compensation	11,443	8,215
Other Non-Current Liabilities	7,758	9,292

Stockholders' Equity
Common stock	189	188
Paid-in capital	195,531	193,849
Retained earnings	94,103	87,803
Other comprehensive income (loss)	383	(135)
Deferred compensation	2,746	1,898
Treasury stock	(22,934)	(9,417)
Total Stockholders' Equity	270,018	274,186
Total Liabilities and Stockholders' Equity	$674,513	$701,293

CLARK, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)
	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Total revenue	$77,506	$93,638	$273,806	$315,582
Commissions and fees	14,082	21,184	53,024	74,292
General and administrative	42,744	45,621	168,286	170,194
Amortization	3,872	4,488	15,407	18,158
Operating Income	16,808	22,345	37,089	52,938
Interest income	98	101	523	262
Interest expense	(5,518)	(5,608)	(21,982)	(22,319)
Other income/(expense)	1	(52)	1,617	(1,499)
Pre-tax income	11,389	16,786	17,247	29,382
Income tax expense	4,911	6,211	6,638	11,222
Net Income	$6,478	$10,575	$10,609	$18,160

Basic net income per common share
Net income	$0.37	$0.57	$0.59	$0.98
Weighted average shares	17,632,670	18,506,124	18,107,163	18,542,232
Diluted net income per common share
Net income	$0.37	$0.57	$0.58	$0.97
Weighted average shares	17,731,383	18,679,379	18,222,014	18,805,518

CLARK, INC.
INCOME STATEMENT DETAIL
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Executive Benefits Practice *
First year revenue	$6,225	$6,880	$22,973	$34,996
Renewal revenue	8,518	11,994	36,153	46,481
Total revenue	14,743	18,874	59,126	81,477
Commissions and fees	3,617	6,139	18,372	29,250
General and administrative	9,589	11,456	38,198	41,057
Amortization	803	966	3,134	3,841
Operating income/(loss)	$734	$313	$(578)	$7,329

Banking Practice
First year revenue	$7,428	$15,518	$28,756	$46,871
Renewal revenue	34,629	36,430	94,345	98,378
Total revenue	42,057	51,948	123,101	145,249
Commissions and fees	9,315	13,795	28,934	40,969
General and administrative	11,292	11,223	45,356	44,890
Amortization	2,619	3,072	10,474	12,287
Operating income/(loss)	$18,831	$23,858	$38,337	$47,103

Healthcare Group
First year revenue	$7,324	$6,796	$27,939	$25,322
Renewal revenue	1,865	1,968	10,109	10,362
Total revenue	9,189	8,764	38,048	35,684
Commissions and fees	1,145	1,250	4,862	4,073
General and administrative	7,633	6,394	27,477	25,714
Amortization	313	314	1,252	1,483
Operating income/(loss)	$98	$806	$4,457	$4,414

Pearl Meyer Partners
Total revenue	$7,690	$9,122	$34,124	$33,111
General and administrative	7,413	7,628	29,402	27,682
Operating income/(loss)	$277	$1,494	$4,722	$5,429

*Effective January 1, 2005, the Human Capital Practice was merged into the Executive Benefits Practice. Prior period has been revised to reflect this.

CLARK, INC.
INCOME STATEMENT DETAIL - Cont'd.
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004

Federal Policy Group
Total revenue	$3,017	$4,582	$12,147	$15,707
General and administrative	2,298	3,246	9,240	10,643
Amortization	96	95	383	383
Operating income/(loss)	$623	$1,241	$2,524	$4,681

Broker Dealer
Total revenue	$679	$214	$3,251	$3,770
General and administrative	642	988	2,865	3,781
Operating income/(loss)	$37	$(774)	$386	$(11)

Corporate *
Total revenue	$131	$134	$4,009	$584
Commissions and fees	5	-	856	-
General and administrative	3,877	4,686	15,748	16,427
Amortization	41	41	164	164
Operating income/(loss)	$(3,792)	$(4,593)	$(12,759)	$(16,007)

*Includes the results of the Insurance Company Practice and MedEx, which are not reported as separate segments.